Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 31, 2015, relating to our audits of the financial statements and financial highlights, which appear in the June 30, 2015 Annual Reports to Shareholders of HCM Tactical Growth Fund and HCM Dividend Sector Plus Fund, each a separate series of Northern Lights Fund Trust III, which are also incorporated by reference into this Registration Statement.

We also consent to the references to our Firm under the captions “Financial Highlights”, "Independent Registered Public Accounting Firm" and “Portfolio Holdings Information” in such Registration Statement.

On October 26, 2015 we changed the name of our firm from McGladrey LLP to RSM US LLP.

/s/ RSM US LLP

Denver, Colorado

October 27, 2015